Exhibit 99.1
                       PRESS RELEASE DATED AUGUST 21, 2006



             United Medicorp, Inc. Announces Second Quarter Results

Pampa, Texas -- United Medicorp, Inc. (OTC Bulletin Board ticker symbol UMCI.OB) announced today its results for the second quarter of 2006.

Revenue for the second quarter ended June 30, 2006 was $286,420, down 59 percent compared with $692,862 in the second quarter of 2005. Net loss for the second quarter was $250,293 compared to net loss of $85,309 in the prior year quarter. Net loss per share for the second quarter was $0.0081 compared to net loss per share of $0.0028 in the prior year quarter.

Pete Seaman, CEO, stated, "Due to increased competition in the markets for our traditional services, UMC will face another challenging year in 2006. With the recent acquisition of Incipient Healthcare Solutions, Inc. ("IHS"), UMC has obtained additional expertise in sales and marketing. In addition, UMC is positioned to sell the retrospective claims review services previously sold by IHS, while continuing to grow the debt purchasing services which UMC initiated during the second quarter of 2006."

United Medicorp, Inc. provides extended business office services to healthcare providers nationwide.




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